EXHIBIT 99.1

For Immediate Release

Investor Contact: Dave Staples Executive Vice President & CFO (616) 878-8319	Media Contact: Jeanne Norcross Vice President Corporate Affairs (616) 878-2830

Spartan Stores Reports Fiscal 2008 Third-Quarter Results;
Eighth Consecutive Quarter of Double-Digit Operating Earnings Growth

Third-Quarter Consolidated Net Sales Increase More Than 15 Percent;
Adjusted Quarterly Net Earnings Increase 33 Percent

GRAND RAPIDS, MICHIGAN - February 6, 2008-Spartan Stores, Inc., (Nasdaq: SPTN) today reported financial results for its 16-week third quarter ended January 5, 2008.

Third-Quarter Results

Consolidated net sales for the 16-week third quarter reached a five-year high, increasing 15.6 percent to $826.1 million from $714.4 million in last year's third quarter. The net sales improvement was due primarily to the acquisition of Felpausch stores, strong comparable store sales growth of 3.4 percent (excluding fuel center sales), and incremental distribution sales to new and existing customers.

Third-quarter operating earnings increased 17.1 percent to $15.6 million from $13.4 million in the same period last year. The operating earnings improvement was attributable to continued strong sales growth in both business segments.

"We are very pleased to continue our track record of consistent sales and profit growth," stated Craig C. Sturken, Spartan Stores' Chairman and Chief Executive Officer. "Our third-quarter operating earnings improved more than 17 percent, marking the eighth consecutive quarter of double-digit growth. The third-quarter sales improvement represents our seventh consecutive quarter of sales growth, as we continued to successfully integrate and expand business with new and existing distribution customers, and as we continued to experience positive sales per transaction and customer traffic results at our retail supermarkets."

Third-quarter earnings from continuing operations increased 68.8 percent to $10.5 million from $6.2 million in the same period last year. As previously disclosed, the Company recorded a one-time, non-cash income tax charge of $2.7 million in its second quarter related to the enactment of the Michigan Business Tax. This charge was fully reversed in the third quarter as anticipated.

Excluding the $2.7 million non-cash tax credit, third-quarter earnings from continuing operations were $7.7 million, an increase of 24.5 percent compared with the same period last year.

The third-quarter results included net earnings from discontinued operations of $0.1 million, or $0.01 per diluted share, compared to a net loss from discontinued operations of ($0.3) million, or ($0.01) per diluted share in the same period last year. Third-quarter income from discontinued operations includes additional gains recognized from the sale of assets during the wind down of the Pharm stores, which, as previously announced, were closed in the second quarter.

Net earnings for the quarter reached $10.6 million, or $0.49 per diluted share, compared with $5.9 million, or $0.27 per diluted share, in the same period last year. Adjusted to exclude the tax charge reversal, quarterly net earnings increased 33.3 percent compared with the same period last year to $0.36 per diluted share.

Third-quarter gross margin increased 70 basis points to 19.7 percent compared with 19.0 percent in last year's third quarter. The increase was due primarily to a larger percentage of consolidated net sales being generated from the higher margin retail segment and an improvement in distribution segment gross profit, partially offset by growth in lower margin fuel and pharmacy sales and additional promotional activity related to the quarter's store remodeling and relocation initiatives.

Third-quarter operating expenses increased to $146.8 million, or 17.8 percent of sales, compared with $122.1 million, or 17.1 percent of sales in the same quarter last year. The increase in operating expenses as a percentage of sales was due primarily to the higher operating cost structure associated with the acquired retail operations and marketing and labor costs related to store grand re-openings.

Operating Segments

Distribution Segment

Net sales in the distribution segment increased 6.1 percent to $410.7 million from $387.0 million in the same period last year. The sales increase was due primarily to new accounts, as well as an increase in sales to existing customers. Distribution sales increased despite the elimination of $34.4 million in distribution sales to the acquired Felpausch stores.

Operating earnings for the segment increased 48.9 percent to $11.6 million from $7.8 million in the same period last year as a result of higher sales volumes, improved fixed cost leverage and higher gross margin rates.

Retail Segment

Third-quarter retail net sales increased 26.9 percent to $415.4 million from $327.4 million in the same period last year. The sales increase was due primarily to incremental sales from the acquired Felpausch retail stores and strong comparable store sales growth of 3.4 percent (excluding fuel center sales) and 7.2 percent (including fuel center sales). These gains were partially offset by lower sales at Pharm retail stores and comparable in-store pharmacies. The strong comparable store sales growth was the result of the Company's continued capital investment program, including store remodels and relocation, and the acquired pharmacies.

Retail operating earnings were $4.0 million compared with $5.6 million in the same period last year. This quarter's operating earnings trend was primarily reduced by approximately $1.3 million due to the four grand re-openings of remodeled stores and the grand opening of one replacement store, as well as lower pharmacy sales. Benefits from the grand re-openings are expected to favorably affect the fourth quarter performance.

Balance Sheet

Outstanding long-term debt (including current maturities) as of January 5, 2008 was $183.6 million compared with $108.8 million at March 31, 2007. The increase in outstanding long-term debt is related primarily to the Felpausch retail store acquisition and business seasonality. The Company expects the balance of total long-term debt outstanding to decline in the fourth quarter. Spartan's continuing capital spending program has significantly improved the consumer shopping experience at the remodeled stores and strengthened share position in certain markets, while maintaining a strong return on invested capital.

Year-To-Date

Consolidated net sales for the 40-week, year-to-date period rose 12.0 percent to $2.0 billion from $1.8 billion in the corresponding period last year. The net sales increase was primarily the result of the Felpausch retail acquisition, higher comparable store sales, fuel center sales growth, and additional sales from new and existing distribution customers.

Year-to-date operating earnings improved 28.7 percent to $48.7 million from $37.8 million in the same period last year. The improvement was primarily the result of higher sales volumes and acquisition synergies, as well as the absence of certain prior year net charges. The current year-to-date period includes net pretax charges of approximately $0.8 million for start-up costs associated with the Felpausch acquisition. Last year's results include a net pretax charge totaling $4.5 million for asset impairments and exit costs from two closed retail stores and $1.1 million in training and start-up costs associated with the D&W acquisition, partially offset by a $1.3 million pretax benefit related to favorable insurance reserve adjustments.

Net earnings for the 40-week period increased 46.3 percent to $26.2 million from $17.9 million in the same period last year.

Outlook

"The initial investments in our store remodel and relocation programs are generating the overall sales trends and market share results that we were anticipating. While the re-launch of five stores had a temporary effect on earnings, we remain optimistic about our performance and expect to benefit from these investments beginning in the fourth quarter," said Mr. Sturken.

"We remain very pleased with our distribution segment's new business trends and continue to expect the addition of more than $120 million in incremental distribution sales during this fiscal year. We remain focused on improving our distribution network efficiency and providing even better service levels to our valued customers," said Mr. Sturken.

"We continue to refine our strategic plan for the acquired Felpausch stores. As a result, we now expect to increase capital spending in the current and next fiscal year to create certain market consolidation and other growth opportunities sooner than we originally anticipated. We are scheduled to complete four additional Felpausch store remodels early in fiscal 2009, and expect to complete up to four more remodels and relocations later in fiscal 2009.

"The long-term potential of the Felpausch and D&W stores along with the expansion of our distribution business remains very favorable.

"We expect comparable retail store sales to increase in the low single digits during the final quarter of fiscal 2008 (excluding the extra week of sales in last year's fourth quarter). For the full fiscal year, we expect the Felpausch stores to add approximately $85 million in consolidated sales. We do not expect to incur any significant incremental expenses for repositioning and marketing costs during the balance of fiscal 2008, as the grand re-openings for the next four remodels will not take place until the fiscal 2009 first quarter.

"Our capital expenditures guidance for the fiscal year is now expected to range from $47 million to $52 million. Depreciation and amortization should be approximately $23 million to $26 million and interest expense should be approximately $12 million," concluded Mr. Sturken.

Conference Call

A telephone conference call to discuss the Company's third-quarter financial results is scheduled for 9:00 a.m. Eastern Time, Thursday, February 7, 2008. A live webcast of this conference call will be available on the Company's website, www.spartanstores.com. Simply click on "For Investors" and follow the links to the live webcast. The webcast will remain available for replay on the Company's website for approximately ten days.

About Spartan Stores

Grand Rapids, Michigan-based Spartan Stores, Inc., (Nasdaq:SPTN) is the nation's tenth largest grocery distributor with warehouse facilities in Grand Rapids and Plymouth, Michigan. The Company distributes more than 40,000 private-label and national brand products to nearly 400 independent grocery stores in Michigan, Indiana and Ohio. Spartan Stores also owns and operates 88 retail supermarkets and 14 deep-discount food and drug stores in Michigan and Ohio, including Family Fare Supermarkets, Glen's Markets, D&W Fresh Markets, Felpausch Food Centers and The Pharm.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are identifiable by words or phrases such as "guidance", "outlook", "potential", "strategy", or "trend"; that an event or trend "may," "should," or "will" occur or "continue" or "is scheduled" or "on track" or that Spartan Stores or its management "anticipates", "believes," "plans" or "expects" a particular result, or is "confident" or "optimistic" that an event will occur. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially. Our ability to successfully realize expected benefits of new relationships, realize growth opportunities, expand our customer base, effectively integrate and achieve the expected benefits of acquired and remodeled stores, anticipate and successfully respond to openings of competitors' stores, achieve expected sales and earnings, control expenses, realize efficiencies, implement plans and strategies, reduce debt, and continue to pay dividends is not certain and depends on many factors, not all of which are in our control. Additional information about the factors that may adversely affect these forward-looking statements is contained in Spartan Stores' reports and filings with the Securities and Exchange Commission. Other risk factors exist and new risk factors may emerge at any time. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictions of future results. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.

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SPARTAN STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share data)
(Unaudited)

	Third Quarter Ended		Year-to-Date
	(16 weeks)	(16 weeks)	(40 weeks)	(40 weeks)
	Jan. 5, 2008	Dec. 30, 2006	Jan. 5, 2008	Dec. 30, 2006

Net sales	$826,096	$714,414	$2,003,269	$1,787,954
Cost of sales	663,663	578,988	1,605,345	1,439,923
Gross margin	162,433	135,426	397,924	348,031

Operating expenses
Selling, general and administrative	139,061	115,885	330,782	289,646
Asset impairments and exit costs	-	-	-	4,464
Depreciation and amortization	7,743	6,191	18,479	16,123
Total operating expenses	146,804	122,076	349,261	310,233

Operating earnings	15,629	13,350	48,663	37,798

Other income and expenses
Interest expense	3,818	3,873	8,813	9,601
Other, net	(153)	(27)	(331)	(113)
Total other income and expenses	3,665	3,846	8,482	9,488

Earnings before income taxes and discontinued operations	11,964	9,504	40,181	28,310
Income taxes:
Net impact of enactment of Michigan Business Tax	(2,748)	-	-	-
Federal, net of Michigan Business Tax impact	4,229	3,293	14,104	9,876
Total income taxes	1,481	3,293	14,104	9,876

Earnings from continuing operations	10,483	6,211	26,077	18,434

Earnings (loss) from discontinued operations, net of taxes	119	(317)	143	(517)

Net earnings	$10,602	$5,894	$26,220	$17,917

Basic earnings per share:
Earnings from continuing operations	$0.49	$0.30	$1.22	$0.88
Earnings (loss) from discontinued operations	0.01	(0.02)	0.01	(0.02)
Net earnings	$0.50	$0.28	$1.23	$0.86

Diluted earnings per share:
Earnings from continuing operations	$0.48	$0.28	$1.20	$0.86
Earnings (loss) from discontinued operations	0.01	(0.01)	0.01	(0.02)
Net earnings	$0.49	$0.27	$1.21	$0.84

Weighted average number of shares outstanding:
Basic	21,318	21,014	21,260	20,859
Diluted	21,660	21,455	21,668	21,260

SPARTAN STORES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	Jan. 5, 2008	March 31, 2007
ASSETS
Current assets
Cash and cash equivalents	$11,396	$12,063
Accounts receivable, net	53,196	45,347
Inventories	133,494	106,854
Other current assets	15,064	17,336
Property and equipment held for sale	840	3,595
Total current assets	213,990	185,195

Other assets
Goodwill, net	176,383	142,888
Other, net	31,967	16,203
Total other assets	208,350	159,091
Property and equipment, net	175,732	143,213
Total assets	$598,072	$487,499

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$93,939	$93,729
Accrued payroll and benefits	31,940	33,367
Other accrued expenses	21,142	19,503
Current portion of exit costs	8,641	8,889
Current maturities of long-term debt and capital lease obligations	10,567	2,494
Total current liabilities	166,229	157,982

Long-term liabilities
Other long-term liabilities	34,611	26,621
Exit costs	23,798	23,814
Long-term debt and capital lease obligations	173,032	106,341
Total long-term liabilities	231,441	156,776
Shareholders' equity
Common stock, voting, no par value; 50,000 shares authorized; 21,905 and 21,658 shares outstanding	130,197	126,447
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	-	-
Accumulated other comprehensive income	126	126
Retained earnings	70,079	46,168
Total shareholders' equity	200,402	172,741
Total liabilities and shareholders' equity	$598,072	$487,499

SPARTAN STORES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Year-to-Date
	(40 weeks) Jan. 5, 2008	(40 weeks) Dec. 30, 2006

Net cash provided by operating activities	$23,132	$36,645

Net cash used in investing activities	(79,487)	(73,239)

Net cash provided by financing activities	53,242	41,129

Net cash provided by discontinued operations	2,446	970

Net (decrease) increase in cash and cash equivalents	(667)	5,505

Cash and cash equivalents at beginning of period	12,063	7,655

Cash and cash equivalents at end of period	$11,396	$13,160

SPARTAN STORES, INC. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA
(In thousands)
(Unaudited)

	Third Quarter Ended		Year-to-Date
	(16 weeks) Jan. 5, 2008	(16 weeks) Dec. 30, 2006	(40 weeks) Jan. 5, 2008	(40 weeks) Dec. 30, 2006
Retail Segment:

Net Sales	$415,386	$327,418	$1,016,324	$843,634
Operating Earnings	$4,042	$5,568	$23,214	$16,841

Distribution Segment:

Net Sales	$410,710	$386,996	$986,945	$944,320
Operating Earnings	$11,587	$7,782	$25,449	$20,957

SPARTAN STORES, INC. AND SUBSIDIARIES
RECONCILIATION OF OPERATING EARNINGS TO EARNINGS BEFORE INTEREST,
TAXES, DEPRECIATION AND AMORTIZATION (A NON-GAAP FINANCIAL MEASURE)
(In thousands)
(Unaudited)

	Third Quarter Ended (16 weeks)		Year-to-Date (40 weeks)
	Jan. 5, 2008	Dec. 30, 2006	Jan. 5, 2008	Dec. 30, 2006
Retail Segment:
Operating earnings	$4,042	$5,568	$23,214	$16,841
Plus:
Depreciation and amortization	5,369	4,092	12,639	10,170
Provision for asset impairments and exit costs	-	-	-	4,464
Michigan Single Business Tax expense	58	99	177	265
Other non-cash charges	459	246	936	720
EBITDA	$9,928	$10,005	$36,966	$32,460

Distribution Segment:
Operating earnings	$11,587	$7,782	$25,449	$20,957
Plus:
Depreciation and amortization	2,374	2,099	5,840	5,953
Michigan Single Business Tax expense	76	225	1,036	1,001
Other non-cash charges	1,089	712	2,616	2,028
EBITDA	$15,126	$10,818	$34,941	$29,939

Consolidated:
Operating earnings	$15,629	$13,350	$48,663	$37,798
Plus:
Depreciation and amortization	7,743	6,191	18,479	16,123
Provision for asset impairments and exit costs	-	-	-	4,464
Michigan Single Business Tax expense	134	324	1,213	1,266
Other non-cash charges	1,548	958	3,552	2,748
EBITDA	$25,054	$20,823	$71,907	$62,399

Notes: Consolidated EBITDA is a non-GAAP financial measure that our credit facility defines as Net earnings from continuing operations plus depreciation and amortization, and other non-cash charges including imputed interest, deferred (stock) compensation, LIFO expense and costs associated with the closing of retail store locations, plus interest expense, the provision for income taxes and Michigan Single Business Tax to the extent deducted in the computation of Net Earnings.

EBITDA is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The EBITDA information has been included as one measure of the Company's operating performance and historical ability to service debt. The Company believes investors find the information useful because it reflects the resources available for strategic opportunities including, among others, to invest in the business, make strategic acquisitions and to service debt. EBITDA as defined by the Company may not be comparable to similarly titled measures reported by other companies.